UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2019

TARONIS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35586	26-0250418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

300 W. Clarendon Avenue, Suite 230

Phoenix, AZ 85013

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (866-370-3835)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TRNX	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On December 9, 2019, Taronis Technologies, Inc. (the “Company”) entered into a Securities Purchase Agreement (“SPA”) with institutional investors (“Investors”) pursuant to which the Company agreed to issue and sell to each Investor, and each Investor severally, but not jointly, agreed to purchase from the Company 29,412 shares of Series H Convertible Preferred Stock (“Preferred Shares”) at a price of $850 per Preferred Share, and approximately 19,608,001 Common Stock Purchase Warrants (“Warrants”) (collectively, the “Transaction Securities”) for a total gross purchase price of $25,000,000 (the “Offering”). The Preferred Shares will have a fixed conversion price of $1.50 and will be initially convertible into approximately 19,608,000 shares of Common Stock. The Warrants will be exercisable at a price of $1.50 per share for approximately 19,608,001 shares of Common Stock, representing one hundred percent (100%) of the total number of shares of common stock issuable upon conversion of the Preferred Shares. While the Investors have agreed to purchase a minimum of 29,412 Preferred Shares, such number may be adjusted, as follows: (i) the lead Investor may elect to increase the amount of Preferred Shares to be issued pursuant to the SPA by up to 15,000 and the number of Warrants to be issued will then be increased proportionately and (ii) if certain listing failures occur that cause the failure of one or more closing condition(s), which are not waived by an Investor, the amount of Preferred Shares to be issued pursuant to the SPA may be decreased to 8,235 Preferred Shares if no Investors waive the failure of such closing condition(s) and the number of Warrants to be issued will then be decreased proportionately. The closing of the Offering is contemplated to occur on or around January 31, 2019 and is subject to being approved by the Company’s shareholders at the Company’s 2019 Annual Meeting

The Special Equities Group, a division of Bradley Woods & Co. Ltd. (“SEG”) and The Benchmark Company (“Benchmark”) will act as co-placement agents for the Offering. Aegis Capital Corp. and Maxim Group, LLC will act as financial advisors for the Offering.

The above description of the SPA does not purport to be complete and is qualified in its entirety by the full text of such SPA, which is incorporated herein and attached hereto as Exhibit 10.1.

Series H Convertible Preferred Stock

The Company shall designate a new class of preferred stock as “Series H Convertible Preferred Stock” in the aggregate amount of 40,000 shares with each Preferred Share having a stated value of $1,000. At the Closing of the Offering, the Company will issue up to 40,000 Preferred Shares.

The Preferred Shares will initially mature twenty-four months from the end of the calendar month following issuance. The maturity date of the Preferred Shares will be automatically extended in the event that the Company, directly or through its current or former Subsidiary, Taronis Fuels, Inc., receives non-refundable deposits of not less than $4,500,000 pursuant to the Turkish Contract (as defined in the certificate of designations for the Preferred Shares). The Preferred Shares include an redemption right upon the occurrent of a Triggering Event (as defined in the certificate of designations for the Preferred Shares), which means that the holders have the right to require that the Company redeem all or any portion of the conversion amount of such Holder’s Series H Preferred Shares then outstanding, upon proper notice, in cash at the prices set forth in the Certificate of designations for the Preferred Shares. The Company also has the right to redeem the Series H Convertible Preferred Stock, in cash in amount equal to 125% of the Conversion Amount (as defined in the certificate of designations for the Preferred Shares), or if certain equity conditions are not satisfied at the greater of (i) 125% of the Conversion Amount (as defined in the certificate of designations for the Preferred Shares) and (ii) the product of (A) the Conversion Amount (as defined in the certificate of designations for the Preferred Shares) being redeemed and (B) the quotient determined by dividing (I) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding the date the Company delivers the Company Optional Redemption Notice and ending on the Company Optional Redemption Date, by (II) the lowest Conversion Price in effect during such period, at any time, subject to complying with certain minimum redemption amounts.

The Preferred Shares will amortize monthly over their term, payable in cash or stock at the Company’s election, subject to certain conditions, all pursuant to the terms of the certificate of designations governing the terms of the Preferred Shares

The holders of the Preferred Shares do not have voting rights.

The holders of Preferred Shares shall be entitled to receive dividends, when and as declared by the Board, from time to time, in its sole discretion. From and after the occurrence of a Triggering Event (as defined in the certificate of designation for the Preferred Shares) until such time as all Triggering Events then outstanding are cured, the holders shall be entitled to receive Dividends at a rate of eighteen percent (18.0%) per annum, which dividends shall be computed on the basis of a 360-day year and twelve 30-day months and shall compound each calendar month.

Upon the occurrence of a Triggering Event, the holder may require the Company to redeem all or any of the Preferred Shares in cash by wire transfer of immediately available funds at a price equal to the greater of (x) 118% of the Conversion Amount being redeemed and (y) the product of (A) the Conversion Amount being redeemed and (B) the quotient determined by dividing (I) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding such Triggering Event and ending on the date such Holder delivers the Triggering Event Redemption Notice, by (II) the lowest Conversion Price in effect during such period. Upon a Price Triggering Event (as defined in the certificate of designations for the Preferred Shares) the Company will prepay the Preferred Shares in cash or stock or in a combination of cash and stock at the Company’s election, subject to certain conditions, all pursuant to the terms of the certificate of designations governing the terms of the Preferred Shares.

The above description of the “Series H Convertible Preferred Stock” does not purport to be complete and is qualified in its entirety by the full text of such Series H Convertible Preferred Stock, which is incorporated herein and attached hereto as Exhibit 4.1.

Warrants

Additionally, pursuant to the terms of the SPA, the Company will grant the Investors Warrants to purchase a minimum of approximately 5,490,000 shares and up to a maximum of approximately 26,666,667 shares of Common Stock, representing one hundred percent (100%) of the total number of shares of common stock issuable upon conversion of the Preferred Shares. The Warrants will be exercisable, in whole or in part, at any time after the Issuance Date at an exercise price of $1.50 per share (the “Exercise Price”). The Warrants will be exercisable for 60 months following the Issuance Date.

If on or after the Issuance Date, in event there is no effective registration statement registering, or no current prospectus is available for the resale of, the Warrant Shares, the Investors may exercise the Warrants by means of a “cashless exercise”. A holder of Warrants will not have the right to exercise any portion of its Warrants if such holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that each holder may increase or decrease the Beneficial Ownership Limitation by giving notice to the Company; provided, further, that any increase of the Beneficial Ownership Limitation will only take effect upon 61 days’ prior notice to the Company, but not to any percentage in excess of 9.99%.

The Exercise Price and number of Warrant Shares issuable upon the exercise of the Warrants will be subject to adjustment in the event of any stock dividends, forward or reverse stock split, recapitalization, reorganization or similar transaction, as described in the Warrants.

Total gross proceeds to the Company, assuming full exercise of the Warrants will be approximately a minimum of approximately $8,235,000 and up to a maximum of approximately $40,000,000.

The above description of the Warrants does not purport to be complete and is qualified in its entirety by the full text of the “form of” Warrant which is attached hereto as Exhibit 10.2, and incorporated herein by reference.

Placement Agent Compensation

The Special Equities Group, a division of Bradley Woods & Co. Ltd. (“SEG”) and The Benchmark Company (“Benchmark”) (collectively, the “Placement Agents”) will act as co-placement agents for the Offering. The Company has agreed to pay the Placement Agents a cash fee in the aggregate amount of 6.0% of the net proceeds received by the Company at Closing (the “Placement Fee”). The Placement Fee will be split between SEG and Benchmark. Additionally, the Company will, at Closing, grant to the Placement Agents (or their designated affiliates) warrants to purchase common stock (the “Placement Agent Warrants”) in an aggregate amount equal to six percent (6.0%) of the shares of common stock issuable upon conversion of the Series H Preferred Stock issued at Closing. The Placement Agent Warrants will be exercisable immediately upon issuance and will expire five (5) years after the applicable Closing. The Placement Agent Warrants will be exercisable at a price per share equal to $1.65 per warrant share. The Placement Agent Warrants will not be redeemable and may be exercised in whole or in part for “cash” exercise only.

The above description of the Placement Agent Agreements does not purport to be complete and is qualified in its entirety by the full text of the Placement Agent Agreements which are attached hereto as Exhibit 10.3 and Exhibit 10.5, respectively, and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the SPA, prior to the Closing Date of the transaction described in Item 1.01 of this Current Report on Form 8-K, the Company shall file a Certificate of Designation of Series H Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State for the State of Delaware. The Certificate of Designation shall designate a new class of preferred stock as “Series H Convertible Preferred Stock” in the aggregate amount of 40,000 shares. The Series H Convertible Preferred Stock will have a stated value of $1,000 per share of Series H Convertible Preferred Stock and an initial conversion price equal to $1.50. The Series H Convertible Preferred Stock ranks pari passu with the Company’s issued and outstanding Series G Convertible Preferred Stock. The summary of the rights, powers, and preferences of the Series H Convertible Preferred Stock set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03.

A copy of the Certificate of Designation is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 8.01 Other Events

The Company currently intends to put an anti-takeover rights agreement in place.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Certificate of Designation for Series H Convertible Preferred Stock
10.1	Form of Securities Purchase Agreement dated December 9, 2019
10.2	Form of Warrant
10.3	SEG Placement Agency Agreement
10.4	Benchmark Placement Agency Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2019

TARONIS TECHNOLOGIES, INC.

/s/ Scott Mahoney
By:	Scott Mahoney
Its:	Chief Executive Officer